CUSIP NO. 440506 10 3                  13D                   Page 33 of 33 Pages



                                                                     Exhibit HH:


                           Purchase of Common Stock,
                   April 12, 1995 through November 15, 1995.



                                       Number of         Price Per
                Date                    Shares             Share

          April 12, 1995                 8,100            2 9/16
          April 13, 1995                 1,000            2 9/16
          April 17, 1995                10,000            2 9/16
          April 18, 1995                25,000             2 1/2
          April 20, 1995                 4,100            2 7/16
          April 21, 1995                10,000            2 7/16
          April 21, 1995                15,000             2 3/8
          November 15, 1995            175,400             1 1/2